SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                         Date of Report:  July 18, 1997



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD             20878
     (Address of principal executive offices)              (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                                 MEDIMMUNE, INC.
                           Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated July 16, 1997:

     MEDIMMUNE REPORTS POSITIVE MEDI-493 PHASE 3 CLINICAL RESULTS

Gaithersburg, MD, July 16, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) today announced preliminary results of a randomized, double-blind, placebo-controlled Phase 3 clinical trial, known as "IMpact-RSV", evaluating the ability of MEDI-493 to prevent serious respiratory syncytial virus (RSV) disease in high-risk infants and children. Initial analysis of results suggests that MEDI-493 reduced the incidence of RSV-associated hospitalizations by fifty-five percent (p=0.00004; Fisher's exact test). MedImmune expects to submit by year-end, a Biologic License Application (BLA) to the U.S. Food and Drug Administration
(FDA) requesting marketing approval of MEDI-493. The Company also expects to submit regulatory applications to Canadian and European authorities in 1998. Data are subject to further analysis by the Company and full review by regulatory authorities before a definitive assessment of the safety and efficacy of MEDI-493 can be made.

IMpact-RSV was a randomized, placebo-controlled trial conducted at 139 clinical centers in the United States, Canada and the United Kingdom. The primary endpoint of the trial was the incidence of RSV-associated hospitalization (confirmed by RSV antigen test). The study included 1,502 high-risk infants who were either less than six months of age with a history of prematurity (i.e., less than or equal to 35 weeks gestation) or less than twenty-four months of age with a serious lung condition called bronchopulmonary dysplasia (BPD). Patients received a dose of either 15 mg/kg MEDI-493 (n = 1002) or placebo (n = 500) by intramuscular injection each month for up to five doses during the RSV season, November 1996 through April 1997. Patients were followed for one month after their last dose for safety and efficacy endpoints. Analyses were conducted using the all-randomized patient population. In the Company's preliminary analysis, certain of the secondary endpoints also reached statistical significance, including: RSV hospital days, RSV ICU admissions and RSV hospital days with increased supplemental oxygen.

The profile of adverse events and serious adverse events was similar between the MEDI-493 and placebo groups. Likewise, fatalities were balanced between the treatment and placebo groups (0.4 percent (4/1002) in the group that received MEDI-493 and 1.0 percent (5/500) in the group that received placebo). The fatality rates observed are consistent with those expected in these children as a result of their severe underlying disease, and none of the fatalities has been attributed by the investigators to MEDI-493.

RSV is the most common cause of lower respiratory infections in infants and children worldwide. RSV outbreaks typically occur during the late fall, winter and early spring. Healthy children and individuals with adequate immune systems often acquire a benign chest cold when infected with RSV. In contrast, premature infants and children with BPD are at increased risk for acquiring severe RSV disease (pneumonia and bronchiolitis), often requiring hospitalization. In the United States alone, over 90,000 children are hospitalized and 4,500 die from RSV disease annually. The cost of treating a high-risk child hospitalized for RSV can be over $70,000.

MedImmune currently markets RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)) for the prevention of serious RSV disease in certain high-risk infants (please see full prescribing information). Unlike RespiGam, which is given by a two to four hour intravenous infusion, MEDI-493 has been administered in a shorter infusion or by intramuscular injection. Consequently, if successfully developed, MEDI-493 has the potential to enhance patient care, reduce costs associated with drug administration and improve convenience for parents, physicians and nurses. Taken together, these benefits provide the potential to reach a broader population of children with MEDI-493 than with RespiGam.

MEDI-493, a humanized monoclonal antibody, binds to a protein on the surface of RSV, the "F" protein, which is necessary for the virus to infect cells. In laboratory experiments, MEDI-493 has been shown to neutralize all strains of RSV tested and to prevent infection in cotton rats. Studies in cotton rats, widely thought to be the best model of RSV infection in humans, have shown that MEDI-493 is 50 to 100 times more potent than RespiGam allowing the same anti-viral effect to be delivered in a much smaller volume. To date, MedImmune has retained exclusive worldwide marketing and manufacturing rights to MEDI-493.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has six new product candidates in clinical trials. RespiGam is manufactured by Massachusetts Public Health Biologic Laboratories. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that the data presented are preliminary and there can be no assurance that MEDI-493 will be licensed for marketing by regulatory authorities.





                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              Registrant)


                              /s/
Date:  July 17, 1997          David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and
                              accounting officer)